EXHIBIT 99.1

Winn-Dixie Announces Preliminary Fiscal 2008 Financial Results

and Provides Fiscal 2009 Earnings Guidance

JACKSONVILLE, FL July 31, 2008 — Winn-Dixie Stores, Inc. (NASDAQ: WINN) today announced preliminary financial results for the fiscal year and fourth quarter ended June 25, 2008. These preliminary results remain subject to the year-end audit process. Actual results for the fiscal year and fourth quarter will be reported on August 25, 2008, in the Company’s filing of its Annual Report on Form 10-K with the Securities and Exchange Commission.

For the 2008 fiscal year, the Company expects Adjusted EBITDA to be approximately $101 million, an increase of approximately 57% compared to $64.5 million in Adjusted EBITDA in the prior year. Identical store sales for the fiscal year increased by 0.9%. Identical store sales were positively impacted by food inflation, partially offset by competitive factors. In addition, identical store sales were negatively affected by the mix shift in pharmacy sales from branded drugs to generic drugs, which had an impact of approximately 90 basis points for the year. Gross margin is projected to be 27.2%, an increase of 30 basis points compared to the prior year. Net income for fiscal 2008 is projected to be approximately $13 million, or $0.25 per share.

For the fourth quarter of fiscal 2008, the Company expects Adjusted EBITDA to be approximately $9 million, compared to $29.1 million in the fourth quarter of fiscal 2007. The decline in Adjusted EBITDA as compared to the prior year period was due primarily to lower gross margin, an increase in other operating and administrative expenses and the early timing of the Easter holiday. Identical store sales for the fourth quarter increased by 0.6%. Identical store sales were positively impacted by food inflation, partially offset by the timing of the Easter holiday, which negatively impacted the fourth quarter by approximately 90 basis points, the continued mix shift in pharmacy sales from branded drugs to generic drugs, which had a negative impact of approximately 110 basis points for the quarter, and competitive factors.

Gross margin for the fourth quarter is projected to be 26.9%, a decrease of 100 basis points compared to the prior year period. The decline was due primarily to an increase in promotional activity (80 basis points) and higher LIFO charges (40 basis points), offset by other items (20 basis points). For the fiscal 2008 fourth quarter, the Company anticipates that it will report a net loss of approximately $5 million, or $(0.09) per share.

Winn-Dixie Chairman, CEO, and President, Peter Lynch said, “Overall, Winn-Dixie had a strong year, with year-over-year increases in sales, gross margin and Adjusted EBITDA, and we made significant progress with the Company’s strategic initiatives, which gives us a stronger foundation and added confidence as we head in to fiscal 2009. However, our fourth quarter profits came in well below our expectations and are not indicative of what we believe Winn-Dixie can deliver.”

Mr. Lynch continued, “As consumers modified their spending behavior in response to higher oil and food prices, we invested in more promotional programs in order to attract and retain customers. We reached out aggressively with programs like ‘Stretch Your Check’ and ‘10 for $10’, which are designed to attract value-oriented consumers. Although we grew sales during the fourth quarter, our promotional activity had a negative impact on both gross margin and Adjusted EBITDA, causing us to fall below our earnings guidance range for the year.”

“Despite the current economic climate, looking ahead, we see near-term opportunities to improve profitability by focusing on growing profitable sales and keeping a tight control on operating expenses. We have already moderated our promotional spending in the first few weeks of the new fiscal year and are pleased with the early results. In the longer term, we are pursuing sustainable sales growth through initiatives such as our store remodel and corporate brands programs and our neighborhood marketing strategy.”

Store Remodel Program

Since the inception of the store remodeling program in the second half of fiscal 2007, the Company has completed 91 store remodels. As of the end of fiscal 2008, the offensive remodeled stores had a weighted average sales lift of approximately 11.5% for the first year of operation after the grand re-opening phase. This sales lift resulted from increases in transaction count and basket size of approximately 4.7% and 6.2%, respectively. Sales lift is calculated by comparing the store’s sales following the completion of the grand re-opening phase to the store’s sales in the prior-year comparable period.

Corporate Brands Program

The Company’s corporate brands program is a key component of its long-term strategic plan. By the end of fiscal 2008, the Company had approximately 1,500 private label products with redesigned packaging on the shelf, which surpassed the Company’s original goal by 500 private label products. During fiscal 2008, the Company’s penetration rate improved to 20.6% on the categories we measure, an increase of 150 basis points from fiscal 2007. The Company’s plan is to have a total of 3,000 private label products with redesigned packaging on the shelf by the end of fiscal 2010.

Said Mr. Lynch: “We continue to make significant progress with our corporate brands program, and our customers are responding very favorably. We launched over 1,500 redesigned products during the year and increased our penetration rate substantially. Backed by solid quality assurance and our 100% satisfaction guarantee, Winn-Dixie brands are well positioned to become the preferred choice for our customers, especially in today’s tough economic times.”

Liquidity and Capital Resources

As of June 25, 2008, Winn-Dixie had approximately $655 million of liquidity, consisting of approximately $201 million of cash and cash equivalents and approximately $454 million of borrowing availability under its credit agreement.

“We have done a great job managing our liquidity, which increased by approximately $62 million compared to fiscal 2007, even as we made significant investments of approximately $230 million into the business,” said Mr. Lynch.

Capital expenditures in fiscal 2009 are expected to total approximately $250 million, of which approximately $150 million is expected to be spent in support of the Company’s store remodeling program. In addition to the store remodeling program, the Company anticipates that during fiscal 2009 it will spend approximately $100 million on other capital expenditures, including maintenance and other store-related projects, information technology projects, new stores, back-up generators, and logistics.

Fiscal 2009 Guidance

For fiscal 2009, the Company expects Adjusted EBITDA to be in the range of $110 million to $125 million. The Company’s Adjusted EBITDA guidance is based, among other things, upon its expectation that identical store sales will increase by approximately 1.0% to 1.5% as compared to fiscal 2008, and that gross margin in fiscal 2009 will be slightly higher than gross margin in fiscal 2008.

The Company believes several factors will enable it to improve profitability in 2009 compared with 2008. The Company believes that it made significant progress with its multi-year turnaround plan in fiscal 2008 and enters fiscal 2009 with a healthier store base, brand image and relationships with customers and business partners. Approximately 18% of the store base has now been remodeled, and the remodeled stores are experiencing improved overall sales, including increases in transaction count and basket size.

The Company expects those remodeled stores to drive increases in both sales and Adjusted EBITDA in fiscal 2009, with more of the Adjusted EBITDA contribution coming during the second half of the year. The Company also plans to complete an additional 75 remodels in fiscal 2009. In addition, the Company will be implementing several measures to contain operating expenses and strategically target promotional activity in order to maintain gross margin through the current economic climate.

Commenting on the Company’s fiscal 2009 guidance, Mr. Lynch said, “Although we expect the difficult economic environment to continue, we enter fiscal 2009 as a significantly stronger company. Our store remodeling program is moving forward and continues to generate positive results that will contribute to improved sales and profitability next year. We are taking the actions necessary to deliver improved results in 2009 and build an even stronger foundation for improved sales growth and profitability over the long-term.”

Estimating future financial performance is subject to risk and uncertainties, particularly for a company in the initial stages of a multi-year turnaround plan. Some of these risks are described below. For additional information about the risks and uncertainties we face, please refer to risk factors discussed in the Company’s Form 10-K for the fiscal year ended June 28, 2007 and our other filings with the SEC.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast to discuss today’s announcement on Friday, August 1 at 8:30 a.m. Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winn-dixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 800-798-2796 or 617-614-6204 access code 77624289. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website from August 1, 2008 through August 6, 2008; can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 27832024.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 521 retail grocery locations including more than 400 in-store pharmacies in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves adjustment, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedule of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2007, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

Projected 12 and 52 Weeks Ended June 25, 2008 (1)

Dollar amounts in millions except per share data

	12 Weeks	52 weeks
Net sales	$1,691	7,281
Cost of sales, including warehouse and delivery expenses	1,236	5,298

Gross profit on sales	455	1,983
Other operating and administrative expenses	461	1,960
Impairment charges	1	1

Operating (loss) income	(7)	22
Interest expense (income), net	—	(3)

(Loss) income before income taxes	(7)	26
Income tax (benefit) expense	(2)	13

Net (loss) income	$(5)	13

Basic and diluted (loss) earnings per share	(0.09)	0.25

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net (loss) income	$(5)	13
Adjustments to reconcile Net (loss) income to EBITDA:
Income tax (benefit) expense	(2)	13
Depreciation and amortization	24	92
Interest expense (income), net	—	(3)

EBITDA	17	115

Adjustments to reconcile EBITDA to Adjusted EBITDA
Self-insurance reserve adjustment	(12)	(31)
Share-based compensation and other	4	17

Adjusted EBITDA	$9	101

(1)	All amounts are projected and subject to change prior to the Company’s filing of its Annual Report on Form 10-K with the Securities and Exchange Commission.